Exhibit 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-            ) of Arthur J. Gallagher & Co. for the registration of common stock of our reports dated May 1, 2013, July 31, 2013, and October 30, 2013 relating to the unaudited consolidated interim financial statements of Arthur J. Gallagher & Co. that are included in its Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

November 20, 2013